Exhibit 99.2

VOTING RESULTS
OF THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
CNH INDUSTRIAL N.V.
HELD ON
THURSDAY APRIL 15, 2021

As of March 18, 2021 - the record date for the Annual General Meeting (“AGM”) – CNH Industrial N.V.’s (the ”Company”) issued share capital amounted to 1,364,400,196 common shares and 396,474,276 special voting shares, each share having a nominal value of one eurocent, including at that date 10,157,691 common shares and 25,231,198 special voting shares held in treasury by the Company. Each share carries one vote. Shares held in treasury by the Company cast no vote. In total 1,725,485,583 votes could be validly cast.

At the AGM 82.86% of all outstanding shares in the capital of the Company were present or represented. The total number of voting rights at the AGM amounted to 1,429,793,348. In accordance with article 19, paragraph 12 of the Company’s Articles of Association, votes abstained have not been calculated as part of the votes cast.
In accordance with Section 2:120 paragraph 5 of the Dutch Civil Code, the outcome of the votes on the proposals discussed at the AGM is as follows:
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RESOLUTION	VOTES FOR	%	VOTES AGAINST	%	VOTES TOTAL	VOTES ABSTAIN
Resolution 2b.	1,427,761,437	99.90206	1,399,780	0.09794	1,429,161,217	632,131
Resolution 2c.	1,426,590,623	99.77793	3,175,109	0.22207	1,429,765,732	27,616
Resolution 2d.	1,419,939,072	99.40884	8,444,004	0.59116	1,428,383,076	1,410,272
Resolution 3.	1,035,944,197	73.27261	377,877,696	26.72739	1,413,821,893	15,971,455
Resolution 4a.	1,414,718,607	98.94912	15,024,921	1.05088	1,429,743,528	49,820
Resolution 4b.	1,419,775,514	99.30191	9,981,040	0.69809	1,429,756,554	36,794
Resolution 4c.	1,409,613,485	98.59159	20,136,682	1.40841	1,429,750,167	43,181
Resolution 4d.	1,408,274,110	98.52020	21,152,687	1.47980	1,429,426,797	366,551
Resolution 4e.	1,333,413,369	93.29241	95,870,468	6.70759	1,429,283,837	509,511
Resolution 4f.	1,377,374,387	96.33671	52,375,865	3.66329	1,429,750,252	43,020
Resolution 4g.	1,127,467,517	78.93616	300,860,847	21.06384	1,428,328,364	1,464,984
Resolution 4h.	1,258,078,050	88.00814	171,423,848	11.99186	1,429,501,898	291,450
Resolution 4i.	1,100,612,996	77.02183	328,349,429	22.97817	1,428,962,425	830,923
Resolution 5.	1,428,339,314	99.93443	937,238	0.06557	1,429,276,552	516,796
Resolution 6.	1,424,883,245	99.75069	3,561,293	0.24931	1,428,444,538	1,348,810

April 22, 2021

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